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                                                                   EXHIBIT 23(b)


                               CONSENT OF COUNSEL



American Heritage Life
Investment Corporation
1776 American Heritage Life Drive
Jacksonville, Florida 32224

Dear Sirs:

        The undersigned consents to the use of its name under the heading "Legal Opinions" contained in a Prospectus, which is Part I of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission by American Heritage Life Investment Corporation (the "Company") for the purpose of registering 100,000 shares of the Company's Common Stock, par value $1.00 per share, to be purchased or issued pursuant to the Company's Amended and Restated Agents Stock Investment Plan.

                                          Sincerely,




                                          Boling & McCart

June 27, 1996









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